UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Hologic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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HOLOGIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 28, 2005

TO THE STOCKHOLDERS OF HOLOGIC, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hologic, Inc., a Delaware corporation (the “Company”), will be held on Monday, February 28, 2005 at 9:00 a.m., local time, at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730 for the following purposes:

1. To elect seven (7) directors to serve for the ensuing year and until their successors are duly elected.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on January 6, 2005 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof. All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

By order of the Board of Directors

Lawrence M. Levy, Secretary

Bedford, Massachusetts

January 21, 2005

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

THANK YOU FOR ACTING PROMPTLY.

HOLOGIC, INC.

PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS

February 28, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Hologic, Inc. (the “Company”), for use at the Annual Meeting of Stockholders to be held on Monday, February 28, 2005, at 9:00 a.m., local time (the “Annual Meeting”), or at any continuation or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730. This proxy statement, the accompanying notice of the Annual Meeting, proxy card and the annual report to stockholders are first being mailed to stockholders on or about January 21, 2005.

Record Date, Stock Ownership and Voting

Only stockholders of record at the close of business on January 6, 2005 are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on January 6, 2005 there were outstanding and entitled to vote 20,841,516 shares of common stock of the Company, par value $.01 per share (“Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. A majority of the shares of Common Stock outstanding and entitled to vote is required to be present or represented by proxy at the Annual Meeting in order to constitute the quorum necessary to take action at the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will treat abstentions and “broker non-votes” as shares of Common Stock that are present and entitled to vote for purposes of determining a quorum. Abstentions and broker non-votes will have no effect on the outcome of the vote for the election of directors.

Revocability of Proxies

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 35 Crosby Drive, Bedford, Massachusetts 01730, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company has retained American Stock Transfer & Trust Company to aid in the solicitation of proxies from stockholders, banks and other institutional nominees. The fees and expenses of such firm are not expected to exceed $10,000. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Stockholder Proposals and Recommendations For Director

Stockholder proposals for inclusion in the Company’s proxy materials for the Company’s 2006 Annual Meeting of Stockholders must be received by the Company no later than September 23, 2005. These proposals must also meet the other requirements of the rules of the Securities and Exchange Commission (the “SEC”) and the Company’s Bylaws relating to stockholder proposals.

Stockholders who wish to make a proposal at the Company’s 2006 Annual Meeting – other than one that will be included in the Company’s proxy materials – should notify the Company no later than December 7, 2005. If a stockholder who wishes to present such a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Stockholders may make recommendations to the Nominating Committee of candidates for its consideration as nominees for director at the Company’s 2006 Annual Meeting of Stockholders by submitting the name, qualifications, experience and background of such person, together with a statement signed by the nominee in which he or she consents to act as such, to the Nominating Committee, c/o Secretary, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730. Notice of such recommendations should be submitted in writing as early as possible, but in any event not later than 90 days prior to the anniversary date of the immediately preceding annual meeting or special meeting in lieu thereof and must contain specified information and conform to certain requirements set forth in the Company’s Bylaws, including a written notice that sets forth: (a) the name and address of the stockholder who intends to make the nomination and of the persons or person to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of the Company if so elected. In addition to the requirements set forth in the Company’s Bylaws, any persons recommended should at a minimum meet the criteria and qualifications referred to in the Nominating Committee’s charter, a copy of which is publicly available on the Company’s website at www.hologic.com. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of the Company’s Common Stock for at least one year. The Nominating Committee may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth herein or in the Company’s Bylaws.

PROPOSAL 1

ELECTION OF DIRECTORS

A board of seven (7) directors is to be elected at the Annual Meeting. The Board of Directors, upon the recommendation of the Nominating Committee, has nominated the persons listed below for election as directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board of Directors’ nominees named below. All nominees are currently directors of the Company with the exception of Dr. Arthur G. Lerner. One of the Company’s directors, Dr. William A. Peck, will be retiring at the meeting. Dr. Peck has served as a director since 1990, and the Company is grateful to him for the time and wise counsel he has provided us, and wish him well in his future endeavors. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board of Directors to fill the vacancy. Each nominee has consented to serving as a director if elected. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

The Board of Directors unanimously recommends a vote “for” the nominees listed below.

Set forth below is certain biographical information regarding the nominees as of January 6, 2005.

Name	Age	Position	Director Since
John W. Cumming	59	Chairman of the Board, Chief Executive Officer and Director	2001
Jay A. Stein	62	Chairman Emeritus, Chief Technical Officer and Director	1985
Glenn P. Muir	45	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Director	2001
Irwin Jacobs (1)	67	Director	1990
David R. LaVance, Jr. (1)(2)	50	Director	2002
Nancy L. Leaming (1)	57	Director	2003
Arthur G. Lerner	64	Director Nominee

(1)	Members of the Company’s Audit, Compensation, Nominating and Corporate Governance Committees
(2)	Member of the Company’s Corporate Development Committee

Mr. Cumming was appointed to the positions of Chief Executive Officer and a director in July 2001 and to the position of Chairman of the Board in November 2002. Mr. Cumming served as President of the Company from July 2001 through September 2003. Prior to July 2001, Mr. Cumming held the position of Senior Vice President and President, Lorad, since joining the Company in August 2000. Prior to joining the Company, Mr. Cumming served as President and Managing Director of Health Care Markets Group, a strategic advisory and investment banking firm that he founded in 1984. Prior to forming Health Care Markets Group, Mr. Cumming was Vice President/Division Manager for Elscint, Inc., a full line manufacturer of diagnostic imaging equipment. He became a member of Elscint’s management team through the acquisition of Xonics Medical Systems in 1983, where he served as Director of Sales & Marketing. Mr. Cumming joined Xonics through the acquisition of Radiographic Development (medical imaging), where he served as Vice President, Sales & Marketing.

Dr. Stein, a co-founder, Chairman Emeritus and the Chief Technical Officer of the Company, has served as Executive or Senior Vice President, Chief Technical Officer and a director of the Company since its organization in October 1985 and served as Chairman of the Company’s Board of Directors from June 2001 to November 2002. In addition, from June 22, 2001 to July 31, 2001, Dr. Stein served as the Company’s interim Chief Executive Officer after the unexpected death of S. David Ellenbogen, the Company’s former Chairman and Chief Executive Officer. Prior to co-founding the Company, Dr. Stein served as Vice President and Technical Director of Diagnostic Technology, Inc. (“DTI”), which he co-founded in 1981. DTI, which developed an X-ray product for digital angiography, was acquired in 1982 by Advanced Technology Laboratories, Inc. (“ATL”), a wholly-owned subsidiary of Squibb Corporation. Dr. Stein served as Technical Director of the digital angiography group of ATL from 1982 to 1985. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of fifteen patents involving X-ray technology.

Mr. Muir, a Certified Public Accountant, was appointed to the Company’s Board of Directors in July 2001, and has held the positions of Executive Vice President, Finance and Administration and Treasurer since September 2000. Prior to that, Mr. Muir served as the Company’s Vice President of Finance and Treasurer since February 1992 and Controller since joining the Company in October 1988. Mr. Muir has been the Company’s Chief Financial Officer since 1992. From 1986 to 1988, Mr. Muir was Vice President of Finance and Administration and Chief Financial Officer of Metallon Engineered Materials Corp., a manufacturer of composite materials. Mr. Muir received an MBA from the Harvard Graduate School of Business Administration in 1986.

Mr. Jacobs has been a director of the Company since January 1990. Mr. Jacobs, currently retired, was the President of Dataviews, Inc., a manufacturer and distributor of software products, from January 1992 to September 1997. From May 1990 to December 1990, Mr. Jacobs was a Vice President of Ask Computers, Inc., a computer systems developer. From 1987 to May 1990, Mr. Jacobs was the President and Chairman of the Board of Directors of Perception Technology Corp., a manufacturer of voice response systems. Mr. Jacobs was formerly a Vice President of Digital Equipment Corporation.

Mr. LaVance has been a director of the Company since December 2002. Since 1997, Mr. LaVance has served as President of Century Capital Associates, an investment banking firm that he founded specializing in the biosciences fields. Prior to forming Century Capital Associates, Mr. LaVance was Managing Director for KPMG Health Ventures, leading the life sciences consulting practice of the KMPG accounting firm. From 1992 to 1995, Mr. LaVance held the position of President of Nuclear Care, Inc., a privately-held corporation providing management services for physicians and clinics engaged in nuclear medicine and nuclear cardiology, and Physicians Data Corp., a start-up corporation developing electronic patient records for physician practices. From 1987 to 1992, he was President of Dornier Medical Systems, a medical device company. Prior to 1987, Mr. LaVance was an attorney in private practice. Mr. LaVance currently serves on the Board of Directors of Medi-Hut Co., Inc.

Ms. Leaming has been a director of the Company since September 2003. In 2003, Ms. Leaming became Chief Executive Officer as well as continuing as President of Tufts Health Plan, a provider of healthcare insurance. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer since 1998, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Prior to joining Tufts Health Plan, Ms. Leaming held a variety of management positions in managed care and banking, including Chief Financial Officer of Matthew Thornton Health Plan. Ms. Leaming currently serves as a director of the American Red Cross, the American Association of Health Plans, the Massachusetts Association of Health Plans, the New England Healthcare Institute, and the Boston Chamber of Commerce.

Dr. Lerner will join the Board of Directors if elected at the Annual Meeting. Dr. Lerner has been practicing medicine for more than 30 years and is currently in private practice as a breast surgeon. Since 1997, Dr. Lerner has also been the Surgical Director at the Dickstein Cancer Treatment Center in White Plains, New York, and an attending surgeon and Director Emeritus of the Department of Surgery at White Plains Hospital Center. Dr. Lerner has been affiliated with White Plains Hospital Center since 1974, is a past President of the Medical Staff and has served as a member of the Hospital’s Board of Directors from 1986 to 1994. Dr. Lerner currently serves as Chairman of the Cancer Committee for the White Plains Hospital Cancer Program and Chairman of the Corporate Relations Committee for the American Society of Breast Surgeons. Dr. Lerner served as Governor of the American College of Surgeons from 1994 to 2000, and was the past President of the American Society of

Breast Surgeons, the past President of the American College of Surgeons, Westchester Chapter, and the past Chairman of the Westchester Academy of Medicine, Division of Surgery. Dr. Lerner is a current member of the American College of Surgeons, the New York State Medical Society, the American Institute of Ultrasound in Medicine and the Metropolitan Breast Cancer Group.

Other Current Directors

Dr. Peck has been a director of the Company since January 1990. In 2003, Dr. Peck was appointed the Wolff Distinguished Professor and Director of Center for Health Policy at Washington University in St. Louis, Missouri. From 1989 through June 2003, Dr. Peck was the Vice Chancellor for Medical Affairs at Washington University (Executive Vice Chancellor since 1993) and Dean of the Washington University School of Medicine. From 1976 until his appointment as Vice Chancellor, Dr. Peck was a Professor of Medicine and the Co-Chairman of the Department of Medicine at Washington University, and the Physician-in-Chief at the Jewish Hospital of St. Louis. Dr. Peck served as President of the National Osteoporosis Foundation from 1985 to 1990. Dr. Peck also serves as a director of Allied Healthcare Products, Inc., Angelica Corporation and TIAA-CREF Trust Company.

Director Emeritus

Mr. Gerald Segel, a director of the Company since March 1990, retired from the Board of Directors of the Company in February 2004. The Board appointed Mr. Segel as Director Emeritus. As Director Emeritus, Mr. Segel is invited to attend and participate in meetings of the Board of Directors, but does not have the right to vote on matters voted on by the Board.

Board of Directors’ Meetings and Committees

The Board of Directors held seven meetings during the year ended September 25, 2004. Each current director attended at least 75% of the meetings of the Board of Directors and each Committee on which they served. All of the Company’s directors are encouraged to attend the Company’s annual meeting of stockholders. All of the Company’s directors were in attendance at the Company’s 2004 Annual Meeting of Stockholders.

Standing committees of the Board include an Audit Committee, a Compensation Committee, a Nominating Committee and a Corporate Governance Committee. During fiscal 2004, Messrs. Jacobs, LaVance and Dr. Peck served as the members of each of these committees. Effective in December 2003, Ms. Leaming was also appointed to these committees. In September 2004, the Corporate Development Committee was formed and Messr. LaVance and Dr. Peck were appointed to this Committee. The Board of Directors has reviewed the qualifications of each of these individuals and has determined that each individual is “independent” as such term is defined under the current listing standards of the Nasdaq National Market.

Audit Committee. Messrs. Jacobs and LaVance, Dr. Peck and Ms. Leaming are currently the members of the Audit Committee. The Board of Directors has reviewed the qualifications of each member of the Audit Committee and has determined that each member of the Audit Committee is “independent” under the current listing standards of the Nasdaq National Market applicable to Audit Committee members. The Board of Directors has determined that each of Irwin Jacobs, Nancy Leaming and David LaVance qualify as an “audit committee financial expert”, as defined by applicable SEC rules.

The primary functions of the Audit Committee are to assist the Board of Directors with the oversight of (i) the Company’s financial reporting process, accounting functions and internal controls and (ii) the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent public accounting firm. The Audit Committee is also responsible for the establishment of “whistle-blowing” procedures, and the oversight of certain other compliance matters. A copy of the Audit Committee Charter is publicly available on the Company’s website at www.hologic.com. The Audit Committee held eight meetings during fiscal 2004. See “Audit Committee Report” below.

Compensation Committee. Messrs. Jacobs and LaVance, Dr. Peck and Ms. Leaming are currently the members of the Company’s Compensation Committee. The primary functions of the Compensation Committee include (i) reviewing and approving the Company’s executive compensation, (ii) reviewing the recommendations of the Chief Executive Officer regarding the compensation of senior officers, (iii) evaluating the performance of the Chief Executive Officer, and (iv) overseeing the administration of, and the approval of grants of stock options and other equity awarded under the Company’s stock option, restricted stock and other equity-based compensation plans. A copy of the Compensation Committee’s written charter is publicly available on the Company’s website at www.hologic.com. The Compensation Committee held four meetings during fiscal 2004 and acted by unanimous written consent on one occasion during fiscal 2004.

Corporate Governance Committee. Messrs. Jacobs and LaVance, Dr. Peck and Ms. Leaming are currently the members of the Company’s Corporate Governance Committee. The primary functions of the Corporate Governance Committee include (i) reviewing and evaluating the Company’s policies, codes of conduct and guidelines relating to corporate governance, (ii) evaluating and making recommendations to the Board regarding committees of the Board, including recommending the committees which should be established and their respective composition and structure, (iii) evaluating and making recommendations to the Board regarding Board meeting policies, (iv) reviewing and evaluating the Chief Executive Officer and other senior management of the Company (unrelated to compensation matters), and (v) serving as a focal point for Chief Executive Officer succession planning and an interface between management and the Board regarding the selection of other senior management. A copy of the Corporate Governance Committee’s written charter is publicly available on the Company’s website at www.hologic.com. The Corporate Governance Committee held four meetings during fiscal 2004.

Nominating Committee. Messrs. Jacobs and LaVance, Dr. Peck and Ms. Leaming are currently the members of the Company’s Nominating Committee. The primary functions of the Nominating Committee are to (i) identify, review and evaluate candidates to serve as directors of the Company, (ii) serve as a focal point for communication between such candidates, the Board of Directors and the Company’s management, and (iii) make recommendations to the Board of candidates for all directorships to be filled by the stockholders or the Board.

The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for director for election at the 2006 Annual Meeting of Stockholders, it must follow the procedures described in “Stockholder Proposals and Recommendations For Director.”

A copy of the Nominating Committee’s written charter is publicly available on the Company’s website at www.hologic.com. The Nominating Committee held two meetings during fiscal 2004.

Corporate Development Committee. Messr. LaVance and Dr. Peck are currently the members of the Company’s Corporate Development Committee. The Corporate Development Committee was formed in September 2004 to assist the Board of Directors in its oversight of strategic transactions and to assist management in reviewing and evaluating strategic transactions. The primary functions of the committee include (i) assisting management in developing and implementing a strategic plan, (ii) assisting management and the Board in reviewing and evaluating strategic transactions, and (iii) reporting to the Board on the status of strategic transactions. A copy of the Corporate Development Committee’s written charter is publicly available on the Company’s website at www.hologic.com. The Corporate Development Committee did not meet in fiscal 2004.

Compensation of Directors

In fiscal 2004, each non-employee director received (i) an annual retainer of $24,000, payable $6,000 per quarter, (ii) a director’s meeting fee of $1,500 for each meeting of the Board of Directors at which the director was physically present and $600 for each meeting at which the director participated by telephone, (iii) a committee meeting fee for each meeting of a committee of the Board of Directors on which the director served and at which the director was physically present, in the amount of $1,200 if the meeting was held on a day other than the day of the meeting of the Board of Directors and $600 if held on the same day as the meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors and (iv) the Chairman of each of the Audit Committee and Compensation Committee received an additional annual retainer of $2,000, payable $500 per quarter.

In December 2004, the Board of Directors increased the cash compensation payable to non-employee directors such that effective January 1, 2005 the cash compensation payable to non-employee directors is as follows:

•	Annual Retainers.

•	An annual cash retainer of $24,000, payable $6,000 per quarter.

•	An additional annual cash retainer of $7,500, payable $1,875 per quarter, for the chairperson of each of the Compensation Committee, Corporate Development Committee and Audit Committee.

•	Board Meeting Fees.

•	$1,500 for each meeting of the Board of Directors at which the non-employee director is physically present.

•	$1,000 for each meeting of the Board of Directors at which the non-employee director participates by telephone.

•	Committee Meeting Fees.

•	$2,000 for each meeting of the Audit Committee and Corporate Development Committee at which the non-employee director is physically present, if the meeting is held on a day other than the day of a meeting of the Board of Directors and $600 if held on the same day as the meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors.

•	$1,200 for each meeting of the Nominating Committee, Corporate Governance Committee and Compensation Committee at which the non-employee director is physically present, if the meeting is held on a day other than the day of a meeting of the Board of Directors and $600 if held on the same day as the meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors.

•	$1,000 for each meeting of a committee of the Board of Directors at which the non-employee director participates by telephone.

Beginning in 1999, non-employee directors became eligible to receive stock options pursuant to the Company’s Amended and Restated 1999 Equity Incentive Plan (the “1999 Plan”). The 1999 Plan provides that, unless otherwise determined by the Board of Directors, each director of the Company who is not an employee of the Company is automatically granted a nonqualified option to acquire 25,000 shares of Common Stock as of the date he or she is first elected to the Board or, with respect to such directors serving on the Board, as of the effective date of the 1999 Plan. In each case, the option price is equal to the fair market value of the Common

Stock on the date of grant and the expiration date is the tenth anniversary thereof. Each such nonqualified option will become exercisable in 20% installments beginning on January 1 of the first year after the grant date, and on January 1 of each year thereafter, until such option is fully exercisable on January 1 of the fifth year following the grant date. On September 30, 2003, an option to purchase 25,000 shares of Common Stock, at an exercise price of $13.60 per share, was granted to Ms. Leaming under the 1999 Plan.

Until March 1, 2004, the 1999 Plan provided that, unless otherwise determined by the Board of Directors, each director of the Company who was not an employee of the Company and who has served as a director for six months was automatically granted a nonqualified option to acquire 3,000 shares of Common Stock as of January 1st of each year. The option price of such options is equal to the fair market value of the Common Stock on such date and the expiration date is the tenth anniversary thereof. These options are exercisable on and after the date that is six months after the date of grant. On January 1, 2004, options to purchase 3,000 shares of Common Stock, at an exercise price of $17.25 per share, were granted to each of Messrs. Jacobs and LaVance and Dr. Peck under the 1999 Plan. On March 1, 2004, the stockholders approved an amendment to the 1999 Plan to increase the number of nonqualified options automatically granted to non-employee directors such that on March 1, 2004 and on January 1st of each year thereafter, commencing January 1, 2005, each eligible non-employee director will be granted a nonqualified option to purchase 8,000 shares of Common Stock. On March 1, 2004, options to purchase 8,000 shares of Common Stock, at an exercise price of $19.85 per share, were granted to each of Messrs. Jacobs and LaVance, Dr. Peck and Ms. Leaming under the amended 1999 Plan. On January 1, 2005, options to purchase 8,000 shares of Common Stock, at an exercise price of $27.47 per share, were granted to each of Messrs. Jacobs and LaVance, Dr. Peck and Ms. Leaming under the amended 1999 Plan.

AUDIT COMMITTEE REPORT

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2004, the Audit Committee:

1. Reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 25, 2004 with the management personnel.

2. Discussed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors, the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (SAS) No. 61, as amended.

3. Requested and obtained from Ernst & Young, the written disclosures and the letter required by Independence Standards Board (ISB) Standard No. 1, as amended regarding Ernst & Young’s independence, and has discussed with Ernst & Young their independence.

Based on the review and discussions referred in paragraph numbers (1) – (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 25, 2004 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2004.

THE AUDIT COMMITTEE:

Nancy L. Leaming, Chairperson

Irwin Jacobs

David R. LaVance, Jr.

William A. Peck

Independent Auditor Fees

The following is a summary of the fees billed to the Company by Ernst & Young for professional services rendered for the fiscal years ended September 25, 2004 and September 27, 2003:

Fee Category	Fiscal 2004 Fees	Fiscal 2003 Fees
Audit Fees	$416,392	$364,200
Audit-Related Fees	$284,898	$12,000
Tax Fees	$104,089	$249,000
All Other Fees	$0	$106,136

Total Fees	$805,379	$731,336

Audit Fees. Consists of aggregate fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports or services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, consents and other services related to interactions with the SEC with respect to accounting matters for the fiscal years ended September 25, 2004 and September 27, 2003, respectively.

Audit-Related Fees. Consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In fiscal 2004, these services included due diligence related activities in connection with a proposed acquisition and the audit of the Company’s 401(k) Profit-Sharing Plan. In fiscal 2003, these services included the audit of the Company’s 401(k) Profit-Sharing Plan.

Tax Fees. Consists of aggregate fees billed for professional services for tax compliance, tax advice and tax planning. In fiscal 2004 and 2003, these services included assistance regarding federal, state and international tax compliance, tax audit defense and tax refund claims.

All Other Fees. Consists of aggregate fees billed for products and services provided by the independent auditor other than those disclosed above. In fiscal 2003, these services included assistance in documenting the Company’s internal controls and a subscription to the Ernst & Young accounting and auditing online service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2004 and 2003 were compatible.

Audit Committee Policy on Pre-Approval of Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The Audit Committee may also pre-approve particular services on a case-by-case basis.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young as the independent public accountants to audit the Company’s consolidated financial statements for the fiscal year ending September 24, 2005. Ernst & Young has continuously served as the Company’s independent public accountants since June 24, 2002 following the dismissal of Arthur Andersen LLP.

A representative of Ernst & Young will be available during the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of January 6, 2005 with respect to the beneficial ownership of the Company’s Common Stock of each director, each director and nominee for director, each named executive officer in the Summary Compensation Table under “Executive Compensation” below, all current executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company’s Common Stock. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Common Shares
5% Beneficial Owners:

Kahn Brothers & Company, Inc. (1) 555 Madison Avenue New York, NY 10022	1,752,120	8.4%

Amaranth Advisors, L.L.C.(2) 1 American Lane Greenwich, CT 06831	1,738,000	8.3%

Pequot Capital Management, Inc. (3) 500 Nyala Farm Road Westport, CT 06880	1,000,000	4.8%

Officers and Directors:

John W. Cumming (4)	463,872	2.2%

Jay A. Stein (5)	388,600	1.8%

Glenn P. Muir (6)	339,558	1.6%

Robert A. Cascella (6)	42,500	*

John Pekarsky (6)	1,819	*

Irwin Jacobs (6)	88,000	*

David R. LaVance, Jr. (6)	26,000	*

Nancy L. Leaming (6)	18,000	*

Arthur G. Lerner (6)	—	—

William A. Peck (6)	78,000	*

All current directors and executive officers as a group (10 persons) (6)	1,463,242	6.6%

*	Less than one percent.
(1)	Based on information contained in a Schedule 13F filed by Kahn Brothers & Company, Inc. with the SEC on October 12, 2004. The filing indicated that as of September 30, 2004, Kahn Brothers & Company, Inc. had no voting power and sole investment power over all 1,752,120 shares.

(2)	Based on information contained in a Schedule 13F filed by Amaranth Advisors, L.L.C. with the SEC on September 30, 2004. The filing indicated that as of September 30, 2004, Amaranth Advisors, L.L.C. had shared voting and/or investment power over all 1,738,000 shares.
(3)	Based on information contained in a Schedule 13F filed by Pequot Capital Management, Inc. with the SEC on November 12, 2004. The filing indicated that as of September 30, 2004, Pequot Capital Management, Inc. had sole voting and/or investment power over all 1,000,000 shares.
(4)	Includes options to purchase 449,750 shares of Common Stock held by Mr. Cumming and options to purchase 7,375 shares of Common Stock held by Mr. Cumming’s wife, all of which are exercisable within 60 days after January 6, 2005 and 427 shares of Common Stock held by Mr. Cumming’s wife. Mr. Cumming disclaims beneficial ownership with respect to all shares and options to purchase shares of Common Stock held by his wife.
(5)	Includes 7,230 shares held by, or in trust, for Dr. Stein’s children all of which shares Dr. Stein disclaims beneficial ownership. Also includes options to purchase 170,000 shares of Common Stock which are exercisable within 60 days after January 6, 2005.
(6)	Includes the following shares subject to options which are exercisable within 60 days after January 6, 2005; Mr. Muir - 290,750; Mr. Cascella - 42,500; Mr. Pekarsky - 1,250; Mr. Jacobs - 80,000; Mr. LaVance - 26,000; Dr. Peck - 78,000; Ms. Leaming - 18,000; and all current directors and executive officers as a group – 1,180,344.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, who are not directors of the Company, and certain biographical information furnished by them, are set forth below:

Name	Age	Title
Robert A. Cascella	50	President and Chief Operating Officer

John Pekarsky	51	Senior Vice President, Sales and Strategic Accounts

Peter Soltani	44	Vice President and General Manager, Direct Radiography Corp.

Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company.

Robert A. Cascella joined the Company in February 2003 as Chief Operating Officer and was promoted to President in September 2003. Prior to joining the Company, from 1998 to 2003, Mr. Cascella was a managing partner of CFG Capital LLC, an investment banking firm specializing in healthcare. Prior to joining CFG Capital, from 1995 to 1998, Mr. Cascella was Chief Operating Officer and Vice President of Finance for NeoVision Corporation, a developer of 3D ultrasound technology used for real-time guidance of interventional breast procedures. From 1987 to 1994, Mr. Cascella held the positions of President, Chief Operating Officer and Chief Financial Officer for Fischer Imaging Corporation. Mr. Cascella received a B.S. in Finance from Fairfield University in 1978.

John Pekarsky joined the Company in September 2000 in connection with the acquisition of the mammography assets from Trex Medical where he served as Vice President, National Accounts. In August 2002, Mr. Pekarsky was appointed as the Company’s Senior Vice President, Sales and Strategic Accounts. From February 1998 to September 2000, Mr. Pekarsky served in a number of enterprise and national account roles at Trex Medical. Prior to joining Trex Medical, Mr. Pekarsky was employed with CTI PET Systems from October 1996 to February 1998 and with Siemens Medical Systems from January 1984 to October 1996 serving in a variety of sales and sales management roles. Mr. Pekarsky received a Master of Public Health degree in Health Services Administration from the University of Pittsburgh.

Peter Soltani joined the Company in November 2000 as Vice President and General Manager of Direct Radiography Corp. Prior to joining the Company, Dr. Soltani served as General Manager, NDT Business Group, Digital Systems at AGFA Corporation from 1999 to November 2000. From 1994 to 1999, Dr. Soltani served as General Manager, Imaging Systems Division of Liberty Technologies, a division of Crane Nuclear, Inc. Prior to joining Liberty Technologies, Dr. Soltani was with Quantex Corporation, serving as Vice President, Technology from 1992 to 1994, Director, Product Development from 1990 to 1992 and as a Senior Staff Scientist from 1986 to 1990. Dr. Soltani is the principal author or co-author of a number of patents related to digital imaging technologies and has published numerous articles on digital imaging. Dr. Soltani received a Ph.D. in Materials Engineering from the University of Maryland in 1994.

CODE OF ETHICS

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s principal executive officer and principal financial officer, principal accounting officer and controller, and other persons performing similar functions. The Company’s Code of Ethics for Senior Financial Officers is publicly available on its website at www.hologic.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of this code by posting such information on the Company’s website, at the address specified above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation during the last three fiscal years of the Company’s Chief Executive Officer and the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services in all capacities to the Company during the last fiscal year who were serving as executive officers at the end of the last fiscal year (the “named executive officers”).

Long-Term Compensation
Name and Principal Position	Fiscal Year	Annual Compensation					Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($) (1)
		Salary ($)		Bonus ($)
John W. Cumming Chairman of the Board and CEO	2004 2003 2002	$ $	433,236 390,952 $333,429	$ $	778,718 358,995 —	(2) (3)	— — —	186,250 — 126,000		$3,250 — —

Jay A. Stein Chairman Emeritus and Chief Technical Officer	2004 2003 2002	$ $ $	227,992 209,118 201,154	$ $	125,000 10,000 —		— — —	30,000 — 61,000	$ $ $	3,250 3,000 2,750

Glenn P. Muir Executive Vice President, Finance and Administration	2004 2003 2002	$ $ $	265,489 245,258 217,596	$ $	265,000 60,000 —		— — —	105,000 — 126,000	$ $ $	3,250 3,000 2,750

Robert A. Cascella (4) President and COO	2004 2003	$ $	282,642 144,406	$ $	300,000 40,000		— —	145,000 75,000		$3,250 —

John Pekarsky Senior Vice President, Sales and Strategic Accounts	2004 2003 2002	$ $ $	284,141 240,609 221,569		— — —		— — —	10,000 — 35,500	$ $ $	3,250 3,000 2,750

(1)	The amounts reported in this column consist of the Company’s matching contribution under its 401(k) Profit-Sharing Plan.
(2)	Includes $338,718 paid under the special bonus program approved in December 2002 to repay on a quarterly basis over a three year period the outstanding loan to purchase a local primary residence together with interest and taxes, and $440,000 paid under the Executive Bonus Program for fiscal 2004. See also “Certain Relationships and Related Transactions” below.
(3)	Includes $283,995 paid under the special bonus program approved in December 2002 to repay on a quarterly basis over a three year period the outstanding loan to purchase a local primary residence together with interest and taxes, and $75,000 paid under the Executive Bonus Program for fiscal 2003.
(4)	Mr. Cascella joined the Company in February 2003.

Stock Option Grants in Last Fiscal Year

The following table sets forth the stock options granted to the Company’s named executive officers during the fiscal year ended September 25, 2004.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year		Exercise Price ($/share) (2)		Expiration Date	5% ($)		10% ($)
J. Cumming	120,000 66,250	12.4 6.8	% %	$ $	14.25 19.00	11/06/13 09/23/09	$ $	1,075,410 347,769	$ $	2,725,300 768,479

J. Stein	20,000 10,000	2.1 1.0	% %	$ $	14.25 19.00	11/06/13 09/23/09	$ $	179,235 52,494	$ $	454,217 115,997

G. Muir	70,000 35,000	7.2 3.6	% %	$ $	14.25 19.00	11/06/13 09/23/09	$ $	627,322 183,727	$ $	1,589,758 405,989

R. Cascella	25,000 70,000 50,000	2.6 7.2 5.2	% % %	$ $ $	13.60 14.25 19.00	09/30/13 11/06/13 09/23/09	$ $ $	213,824 627,322 262,467	$ $ $	541,872 1,589,758 579,985

J. Pekarsky	5,000 5,000	.5 .5	% %	$ $	14.25 19.00	11/06/13 09/23/09	$ $	44,809 26,247	$ $	113,554 57,998

(1)	Options vest at various rates between one and four years. The options were granted under the Company’s stock option plans.
(2)	The exercise price is equal to the fair market value of the stock on the date of grant.
(3)	The 5% and 10% assumed rates of annual compounded stock price appreciation are set forth in the rules of the SEC and do not represent the Company’s estimate or projection of future Common Stock prices.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended September 25, 2004 and the fiscal year-end value of unexercised options for the Company’s named executive officers.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable /Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1) Exercisable /Unexercisable
Name	Shares Acquired on Exercise (#)	Value Realized ($)
J. Cumming	—	—	401,000 / 261,250	$4,831,010 / $1,437,675
J. Stein	14,000	$151,665	193,000 / 37,000	$1,931,343 / $ 170,720
G. Muir	—	—	274,000 / 160,000	$2,812,828 / $ 928,600
R. Cascella	—	—	18,750 / 201,250	$213,375 / $1,116,325
J. Pekarsky	15,000	$129,189	8,000 / 27,500	$69,705 / $ 178,850

(1)	Based upon the $19.06 closing market price of the Company’s Common Stock as reported on the Nasdaq Stock Market’s National Market on September 25, 2004 minus the respective option exercise price.

Severance and Separation Agreements

Severance agreements are in effect between the Company and the following named executive officers: Messrs. Cumming, Muir and Cascella and Dr. Stein. The agreements are intended to encourage the executives to continue to carry on their duties in the event of a change of control of the Company. The agreements provide that 30 days after a change of control, the Company shall pay the executive a lump sum in cash equal to the sum of the executive’s annual salary for the fiscal year immediately preceding the change of control plus the executive’s highest annual bonus, multiplied by three. In addition, the agreements provide that, upon a change of control, all unvested stock options or stock appreciation rights held by the executive shall become immediately exercisable for a one year period following the executive’s termination date. These severance agreements confer no benefits prior to a change of control. In the event that any payments received by the executive in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under federal tax laws, the agreements provide that the Company’s auditing firm immediately preceding the change of control shall compute the excise tax imposed on the executive and the Company shall pay that amount to the executive to provide the executive with a payment that is economically equivalent to the payment he would have received but for the imposition of the excise tax. Under the terms of these severance agreements, if the executive remains employed through the one year anniversary of a change of control, then the executive will receive a special bonus (the “special bonus”) equal to the sum of the executive’s annual salary and highest annual bonus (as defined in the agreements). In addition, if termination of an executive’s employment occurs within the three-year period following a change of control of the Company and such termination is by the Company (or its successor) without cause or termination is by the executive for good reason, then the executive will be entitled to receive, among other things, in a lump sum in cash: (i) the executive’s accrued salary; (ii) a pro rata portion of such executive’s highest annual bonus; (iii) to the extent not previously paid, the special bonus; (iv) continued welfare benefits for a period of one year; and (v) any compensation previously deferred by the executive and any accrued bonus amounts or vacation pay.

The Company also has separation agreements with Messrs. Cumming, Muir, Pekarsky and Soltani. Under the terms of these agreements, if the executive’s employment is terminated for any reason other than cause, the executive will receive a separation package which will include a salary contribution of up to one year of base salary and continued medical and dental benefits up to the earlier of one year or such time as the executive becomes re-employed. The separation agreements for Messrs. Pekarsky and Soltani survive a change in control, but cannot be triggered by a change in control or any voluntary separation notice given by the executive. These separation agreements for Messrs. Cumming and Muir do not survive a change in control.

Compensation Committee Interlocks and Insider Participation

Decisions regarding executive compensation are made by the Company’s Compensation Committee of the Board of Directors, which is currently composed of Irwin Jacobs, David LaVance, William A. Peck, and Nancy Leaming. The Compensation Committee also administers the Company’s stock option and incentive plans, Executive Bonus Program and Key Employee Bonus and Retention Program, and 401(k) Profit-Sharing Plan. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries and no executive officer of the Company serves on the board of directors of any company at which any of the Compensation Committee members is employed.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, consisting entirely of independent non-management directors, approves all policies under which compensation is paid or awarded to the Company’s executive officers. For fiscal 2004, the Committee was comprised of Messrs. Jacobs and LaVance, Dr. Peck and Ms. Leaming.

The Company’s Compensation Philosophy and Plan

The Company’s executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to the long-term success of the Company and to closely align the interests of executives with those of the Company’s stockholders.

The Committee reviews the Company’s executive compensation program through the application of the subjective business judgment of each of its members and through an informal survey of executive compensation programs of peer companies. The Compensation Committee does not use a quantitative method or use a mathematical formula to set any element of compensation for a particular executive officer. The Compensation Committee uses discretion and considers all elements of an executive’s compensation package when setting each portion of compensation which is based upon corporate performance and individual initiatives and performance. The principal elements of the Company’s executive compensation program consist of: (i) base annual salary, (ii) executive bonus program and (iii) equity awards.

Base Annual Salaries. Base annual salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience and knowledge of the individual. Also taken into consideration is the competitiveness of the marketplace for executive talent, including a comparison of base annual salaries for comparable positions at peer companies. Individual adjustments are made at the discretion of the Compensation Committee, taking into consideration factors such as the Company’s performance and the Compensation Committee’s subjective perception of the individual’s performance.

Executive Bonus Program. The Compensation Committee of the Board of Directors approved an Executive Bonus Program for fiscal 2004 under which executive officers, senior management and key contributors selected by the Compensation Committee were eligible for cash bonuses up to 100% of the executive’s base compensation, stock options and stock grants, awarded at the discretion of the Compensation Committee, to be paid in the first quarter of fiscal 2005. This program is designed to attract and retain key talent and is directly related to the Company’s success and to an overall increase in shareholder value. To qualify for a bonus under this program, executive officers are measured against a combination of strategic, corporate, divisional and individual goals and overall market conditions. Considerations include an evaluation of comparable salary and incentive data within the medical device industry, overall and divisional revenues and profitability, new product development and introductions, and improved shareholder value. Based on an evaluation of the foregoing, including in particular the Company’s overall profitability and appreciation in shareholder value during fiscal 2004, bonuses aggregating $1,130,000 were granted under the Executive Bonus Program to the Company’s executive officers. See “Executive Compensation – Summary Compensation Table”.

Equity Awards. The third component of executive officers’ compensation are equity awards in the form of stock options.

Stock options are designed to align the interests of the executive with those of the stockholders. Stock options are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options generally vest at the rate of 20% or 25% per year, with the first installment vesting either at the end of one or two years, respectively, from the date of employment (for options granted upon initial employment) or the date of grant and are exercisable within ten years from the date of grant. The size of individual stock options are based upon the Committee’s subjective review of the job responsibility and individual contribution to the Company’s success. Previous stock options are considered when awards are determined. These equity awards are designed to provide incentives for the creation of long-term value for the Company’s stockholders. During fiscal 2004, options to purchase an aggregate of 476,250 shares of the Company’s Common Stock were granted to executive officers under the Company’s stock option plans. Of such stock options, options to purchase 166,250 shares of the Company’s Common Stock were granted on September 23, 2004 to executive officers with full vesting at the end of one year and are exercisable within five years from the date of grant.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). The Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of the Company’s long term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, the Company also intends to attempt to structure its compensation programs such that compensation paid thereunder will be tax deductible by the Company. In general, stock options granted under the Company’s 1999 Amended and Restated Equity Incentive Plan, as amended, are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. The Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering the Company’s compensation programs.

Compensation of the Chief Executive Officer

In January 2004, Mr. Cumming’s salary was increased to $440,000 from $400,000, which the Committee considered at the time to be comparable to the salaries of chief executive officers of peer companies based on the Committee’s informal survey of executive compensation at peer companies. In fiscal 2004, Mr. Cumming received a bonus of $440,000 which was paid in the first quarter of fiscal 2005. In fiscal 2004, Mr. Cumming was instrumental in, among other things, driving the Company to increased revenues and earnings, expanding sales distribution efforts and developing new strategic alliances. In addition, in December 2002, in recognition of the exceptional service rendered to the Company by Mr. Cumming, the Compensation Committee approved a special bonus program to provide Mr. Cumming with the funds necessary to pay the quarterly installments due under an outstanding loan. The Company paid Mr. Cumming $338,718 under this special bonus program in fiscal 2004. See “Certain Relationships and Related Transactions” below.

Conclusion

Through these programs, a significant portion of the Company’s executive compensation is linked directly to individual and Company performance in pursuance of strategic goals as well as stock price appreciation. The Compensation Committee intends to continue the policy of linking executive compensation to Company performance and stockholder return, recognizing however, that fluctuations in the operating results of the business may result over time.

THE COMPENSATION COMMITTEE:

Irwin Jacobs, Chairman

David R. LaVance, Jr.

Nancy L. Leaming

William A. Peck

PERFORMANCE GRAPH

The following Performance Graph compares the yearly percentage change in the Company’s cumulative total shareholder return on the Company’s Common Stock for the period from September 25, 1999 through September 25, 2004, based upon the market price of the Company’s Common Stock, with the cumulative total return on the Standard and Poor’s Health Care Supplies Index (the “S&P Health Care Supplies”) and the Russell 2000 for that period. The Performance Graph assumes the investment of $100 on September 25, 1999 in the Company’s Common Stock, the S&P Health Care Supplies, and the Russell 2000, and the reinvestment of any and all dividends.

*	$100 invested on 9/25/99 in stock or on 9/30/99 in index-including reinvestment of dividends.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

Cumulative Total Return

	9/25/99	9/30/00	9/29/01	9/28/02	9/27/03	9/25/04
Hologic, Inc.	100.00	177.62	120.60	235.22	325.25	455.16
Russell 2000	100.00	123.39	97.22	88.18	120.36	142.96
S&P Health Care Supplies	100.00	117.54	87.55	104.89	147.61	190.02

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2001, to assist John W. Cumming, the Company’s Chairman, Chief Executive Officer and a director, in the purchase of a local primary residence in connection with his initial relocation to Danbury, Connecticut to take on the position of Senior Vice President and President of Lorad, the Company loaned Mr. Cumming the principal amount of $300,000 pursuant to a promissory note. In August 2001, in connection with Mr. Cumming’s move to the Company’s Massachusetts headquarters in order to assume the position of Chief Executive Officer and President, the Company loaned Mr. Cumming an additional principal amount of $200,000. This additional $200,000 loan was consolidated with the original loan into one $500,000 promissory note on the same terms as the original loan. The promissory note bears interest at the rate of 7.0% per year. In April 2002, the Board of Directors deferred the payment obligations under the note by one year, such that the note is now required to be repaid in quarterly installments of $41,666 plus interest, commencing April 1, 2003 until paid in full no later than April 1, 2006. In the event that the Company undergoes a change of control, the balance of the note will be forgiven. In the event Mr. Cumming’s employment with the Company is terminated, either voluntarily or for cause, Mr. Cumming has agreed to repay the balance of the note.

In December 2002, in recognition of the exceptional service rendered to the Company by Mr. Cumming, the Compensation Committee of the Board of Directors approved a special bonus program to provide Mr. Cumming with the funds necessary to pay the quarterly installments due under the loan. Under the special bonus program, for so long as Mr. Cumming remains an officer of the Company and there are amounts remaining to be repaid under the loan, the Company will pay Mr. Cumming a special quarterly bonus equal to the amount due under the loan, including interest due, plus an additional payment equal to the taxes due as a result of the special bonus and such additional payment, such that the net-after-tax special quarterly bonus to be received by Mr. Cumming will equal the principal and interest then due under the loan. During fiscal 2004, the Company paid Mr. Cumming $338,718 under this special bonus program. As of the date of this proxy statement, an aggregate of $166,664 of principal on this loan remains outstanding.

In fiscal 2004, the Company paid Mr. Cumming’s wife compensation in the aggregate amount of approximately $114,000 for services rendered to the Company in her capacity as the Company’s Director of Marketing.

In fiscal 2004, the Audit Committee of the Board of Directors of the Company determined that it would be in the best interests of the Company to assist Mr. Robert A. Cascella, the Company’s President and Chief Operating Officer, in relocating his principal residence from Connecticut to Massachusetts so that Mr. Cascella would be able to perform his duties and responsibilities at the Company’s principal executive offices located in Bedford, Massachusetts.

On December 15, 2004, the Company’s Audit Committee determined to make certain payments pursuant to the Company’s relocation program with a relocation company to assist Mr. Cascella in his relocation. In connection with the Company’s relocation program, Mr. Cascella and the relocation company entered into a purchase and sale agreement pursuant to which the relocation company paid Mr. Cascella $551,904, which represented Mr. Cascella’s equity value (representing the $820,000 purchase price less the amounts then outstanding under his mortgage, taxes, maintenance, utilities and insurance) in his Madison, CT residence. The relocation company is expected to attempt to resell Mr. Cascella’s residence to a third party. After the signing of the purchase and sale agreement and through January 31, 2005, the date on which Mr. Cascella is expected to vacate his residence, Mr. Cascella remains responsible for paying taxes, maintenance, utilities, insurance and all other operating costs relating to the residence.

In connection with above-described transactions, on December 21, 2004, pursuant to the Company’s relocation program with the relocation company, the Company paid the relocation company approximately $82,000, representing 10% of the purchase price as an advance against the relocation company’s management fee and direct expenses associated with the sale of his residence. This amount may be adjusted based upon the timing and sale price of the residence at the closing. The Company has also agreed to pay the taxes, maintenance, utilities, insurance and all other operating costs and payments relating to the residence following the date on which Mr. Cascella vacates his residence through the date on which the sale is completed. In the event that the relocation company sells Mr. Cascella’s residence for a price less than the purchase price paid to Mr. Cascella, the Company has agreed to pay the deficiency of such amount to the relocation company. In the event that the relocation company sells Mr. Cascella’s residence for a price greater than the purchase price paid to Mr. Cascella, the relocation company will pay the surplus of such amount to the Company. As of January 10, 2005, no closing date for the sale of Mr. Cascella’s Madison, CT residence has been set. In no event is Mr. Cascella required to repay any amounts he received from the relocation company or any amounts paid by the Company to the relocation company. In making its determination to approve the payments and transactions described above, the Company’s Audit Committee, based upon the review of information presented to the Audit Committee, including, but not limited to, advice received from the relocation company and the receipt of appraisals from two independent real estate appraisers, concluded that the payments that the Company agreed to make were fair to and in the best interests of the Company.

On December 23, 2004, as part of Mr. Cascella’s relocation to Massachusetts, the Company reimbursed Mr. Cascella for approximately $26,600 to cover relocation costs and expenses in connection with the purchase of his new residence in Massachusetts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the SEC. Specific filing deadlines of these reports have been established and the Company is required to disclose in this proxy statement any failure to file by these dates during the fiscal year ended September 25, 2004. To the best of the Company’s knowledge, all of these filing requirements have been satisfied. In making this statement, the Company has relied solely on written representations of its directors and executive officers and any ten percent stockholders and copies of the reports that they filed with the SEC.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER COMMUNICATIONS

Stockholders may contact the Board of Directors of the Company by writing to them c/o Investor Relations, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730. All communications directed to the Board will be delivered to the Board of Directors.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Report of the Compensation Committee on Executive Compensation,” “Audit Committee Report” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

FINANCIAL MATTERS AND FORM 10-K REPORT

THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF AN ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY’S MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HOLOGIC, INC., 35 CROSBY DRIVE, BEDFORD, MASSACHUSETTS 01730. ALTERNATIVELY, A BENEFICIAL OWNER OF THE COMPANY’S SECURITIES MAY ACCESS THE COMPANY’S ANNUAL REPORT ON FORM 10-K ON THE COMPANY’S INTERNET WEBSITE AT: http://www.hologic.com/investor.

VOTING PROXIES

The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

By order of the Board of Directors

Lawrence M. Levy, Secretary

Bedford, Massachusetts

January 21, 2005

HOLOGIC, INC.	PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
35 Crosby Drive	February 28, 2005
Bedford, MA 01730
(781) 999-7300

The undersigned stockholder of HOLOGIC, INC., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated January 21, 2005, and hereby appoints John W. Cumming and Glenn P. Muir, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 35 Crosby Drive, Bedford, Massachusetts 01730, on Monday, February 28, 2005, at 9:00 A.M. local time, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

The Board of Directors recommends a vote FOR the election of the nominees as directors.

Proposal 1. The election of seven (7) directors nominated by the Board of Directors for the ensuing year:

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
(except as indicated)	to vote for all nominees listed below

Nominees: John W. Cumming, Irwin Jacobs, David R. LaVance, Jr., Nancy L. Leaming, Arthur G. Lerner, Glenn P. Muir, Jay A. Stein

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified or, where no direction is given, will be voted FOR all nominees listed in Proposal No. 1.

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.

Dated......................................................................, 2005
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Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.